UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

TIVITY HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
000-19364	62-1117144
(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 869-5311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2019, Tivity Health, Inc. (the “Company”) entered into an amended and restated employment agreement with the Company’s Chief Executive Officer, Donato Tramuto (the “Agreement”). The Agreement amends and restates Mr. Tramuto’s existing employment agreement with the Company, dated August 3, 2015 (the “Prior Agreement”). Pursuant to the Agreement, Mr. Tramuto will be entitled to receive the following:

•	Annual base salary of $950,000.

•	Annual cash bonus targeted to equal 100% of base salary.

•	Long-term incentive compensation in respect of fiscal year 2019 consisting of the following:

•

An award of restricted stock units (“RSUs”) with a fair value on the date of grant (the “Grant Date”) of $800,000 (the “2019 PRSU Award”), which will vest in three equal annual installments over three years from the Grant Date. The RSUs will be issued and settled in accordance with the RSU award agreement in the form approved by the Compensation Committee; and

•

An award of performance-based restricted stock units (“PRSUs”) with a target fair value on the Grant Date of $2,400,000 (the “2019 PRSU Award”). The number of PRSUs that will be eligible to vest and the applicable performance metrics will be determined in accordance with the PRSU award agreement in the form approved by the Compensation Committee.

•	Eligibility to participate in benefit plans that are maintained by the Company for senior executive officers generally.

•	Fringe benefits and perquisites at the same level as those benefits provided by the Company to senior executive officers generally.

The term of the Agreement expires on December 31, 2020 and will automatically renew for successive one-year periods thereafter, unless either party gives written notice to the other party of its intention not to renew the Agreement at least 90 days prior to the end of the then current term.

Consistent with the Prior Agreement, in the event that Mr. Tramuto’s employment is terminated by the Company without “cause” or by Mr. Tramuto for “good reason,” in addition to any accrued but unpaid benefits or obligations as of the date of termination, Mr. Tramuto will be entitled to (i) continued payment of base salary then in effect for 24 months, (ii) a pro rata portion of any annual bonus for the fiscal year in which such termination occurs, based on actual performance determined after the end of the fiscal year, and (iii) a lump sum payment equal to the Company’s estimated obligation for its share of premiums for group health continuation coverage for 24 months.

Consistent with the Prior Agreement, in the event that Mr. Tramuto’s employment is terminated by the Company without “cause” or by Mr. Tramuto for “good reason” within 12 months following a “change in control” (as defined in the Agreement), in addition to any accrued but unpaid benefits or obligations as of the date of termination and a pro rata portion of any annual bonus for the fiscal year in which such termination occurs, based on the greater of target or actual performance determined after the end of the fiscal year, Mr. Tramuto will be entitled to a lump sum payment equal to (i) the base salary then in effect for 30 months, (ii) the target bonus in respect of the greater of (x) the year prior to the occurrence of the change in control and (y) the year in which the termination occurs, and (iii) the Company’s estimated obligation for its share of premiums for group health continuation coverage for 24 months.

In the event that the Agreement is not renewed at the end of the term or Mr. Tramuto retires upon a Qualified Retirement (as described below), in addition to any accrued but unpaid benefits or obligations as of the date of termination, Mr. Tramuto will be entitled to (i) continued payment of base salary then in effect for seven months and (ii) a lump sum payment equal to the Company’s estimated obligation for its share of premiums for group health continuation coverage for seven months.

Except in the event of a Qualified Retirement, in the event of termination of Mr. Tramuto’s employment, the vesting, settlement and exercisability (if applicable) of all equity incentive awards held by Mr. Tramuto at the time of termination will be governed by the terms of the applicable award agreements. If Mr. Tramuto retires pursuant to a Qualified Retirement (as defined below), the 2019 RSU Award and the 2019 PRSU Award will vest in full on the date of termination, subject in the case of the 2019 PRSU Award, to the determination by the Compensation Committee of the attainment of applicable performance metrics subject to such award if not previously determined. For purposes of the Agreement, “Qualified Retirement” means the retirement by Mr. Tramuto from his employment at any time from and after December 31, 2020, provided that Mr. Tramuto agrees to provide transition support to the Company’s new chief executive officer for a period of up to six months following such retirement.

For 12 months following the termination of Mr. Tramuto’s employment for any reason, he will be subject to confidentiality, non-competition and non-solicitation restrictions.

The Agreement includes other customary terms, including with respect to termination for cause, death and disability. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Amended and Restated Employment Agreement, dated March 18, 2019, between Tivity Health, Inc. and Donato Tramuto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVITY HEALTH, INC.

By:	/s/ Ryan Wagers
Name:	Ryan Wagers
Title:	Chief Accounting Officer

Date: March 18, 2019